[TENNESSEE COMMERCE BANCORP, INC. LOGO]

Contact:     Art Helf
Chief Executive Officer
(615) 599-2274

Tennessee Commerce Bank opens Loan Production Office

Tennessee Commerce Bank has announced the opening of a Loan Production Office in Birmingham. The office will be by managed Milton Blair, Vice President of Commercial Lending. Blair has more than 25 years of banking experience with a background in Asset Based Lending, Equipment Financing, and Commercial Lending. The loan production office will focus on commercial and real estate lending to small and medium sized businesses.

Blair will be based in Birmingham, AL but will also be serving the Middle Tennessee market with an office in Franklin, TN.

Blair received his Bachelor of Science degree with a major in accounting and finance from the University of Alabama in Birmingham and has an inactive license as a CPA in the State of Tennessee.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee. Tennessee Commerce Bancorp's stock is traded on NASDAQ's Over-the-Counter market under the stock symbol TNCC.